EXHIBIT 99

[LOGO]	FOR IMMEDIATE RELEASE
CONTACT: CONWAY G. IVY
SENIOR VICE PRESIDENT, CORPORATE
PLANNING AND DEVELOPMENT
216-566-2102

NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. —
Cleveland, Ohio 44115 — (216) 566-2140

     CLEVELAND, OHIO, July 21, 2005 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the second quarter and first six months ended June 30, 2005. Consolidated net sales increased 21.5% to $1.97 billion in the quarter and 19.3% to $3.50 billion in the first six months versus 2004. Diluted net income per common share increased 24.1% in the quarter to $1.08 per share from $.87 per share in 2004 and 36.1% in the first six months to $1.66 per share from $1.22 per share a year ago.

     The net sales gains in both the quarter and first six months were due primarily to strong sales performances by stores open for more than twelve calendar months, acquisitions in the Paint Stores and Consumer Segments and improvement in the Automotive Finishes and International Coatings Segments. Acquisitions completed since the comparable periods of 2004, including Duron, Inc. and Paint Sundry Brands Corporation acquired in September 2004, added $144.1 million, or 8.9%, to net sales in the second quarter and $265.0 million, or 9.0%, to net sales in the first six months of 2005.

     The increase in diluted net income per common share of $.21 in the quarter was attributable primarily to $.16 per share in improved operating performance and profit contributions of acquisitions. The increase in diluted net income per common share of $.44 in the first six months was due primarily to $.29 per share resulting from improved operating performance and profits of acquisitions.

     Net sales in the Paint Stores Segment increased 26.4% to $1.3 billion in the quarter and 24.9% to $2.3 billion for the first six months due primarily to strong domestic architectural paint sales to contractor customers, increased sales to do-it-yourself (DIY) customers and improved industrial maintenance and product finishes sales. The acquisition of Duron, Inc. added approximately 10.2% to this Segment’s net sales in the quarter and 10.5% in the first half. Net sales from stores open for more than twelve calendar months increased 14.5% in the quarter and 12.7% in the first six months over last year. Paint Stores Segment operating profit increased 30.3% to $187.4 million in the quarter and 35.3% to $265.6 million in the first half. Operating profit as a percent to net sales increased to 14.3% from 13.9% in the quarter and to 11.6% from 10.7% in the first six months due primarily to acquisition profitability, increased sales volume, effective SG&A expense control and higher selling prices that partially offset increased raw material costs.

     Net sales of the Consumer Segment in the quarter increased 11.9% to $415.9 million and in the first six months increased 7.9% to $743.7 million. The sales improvements were due primarily to acquisitions completed since the comparable periods of 2004 that added approximately 9.7% to net sales in the quarter and approximately 9.6% to net sales in the first six months. In addition, sales increases associated with new product introductions, increased paint sales volume and selling price increases were more than offset by the elimination of a paint program with a customer and sluggish sales at some of the Segment’s retail customers. Operating profit of this Segment declined 7.0% to $65.0 million in the quarter and 2.6% to $116.0 million in the first six months. Continuing significant raw material cost increases were only partially offset by selling price increases, tight expense control, profit contributions from acquisitions and better factory utilization resulting from higher volume through the Paint Stores Segment.

     Net sales in the Automotive Finishes Segment increased 9.2% in the quarter to $143.6 million and 8.6% in the first six months to $273.5 million. The sales increases were due primarily to the impact of favorable currency exchange rates and selling price increases. The impact of favorable currency exchange rates increased net sales of this Segment by 3.1% in the quarter and 2.2% in the first half. In addition, the April 2004 acquisition of a majority interest in an automotive coatings company in China added 2.4% to net sales in the first half. Operating profit of this Segment improved 7.6% to $17.5 million in the quarter and 15.1% to $32.5 million in the first six months. This Segment’s operating profit in the first half of the year increased as a percent to net sales to 11.9% from 11.2% last year. This Segment’s operating profit was favorably impacted by effective expense control and increased sales that partially offset significant increases in raw material costs. There was no significant impact on operating profit in the quarter or first six months due to currency exchange fluctuations. The Chinese acquisition was slightly accretive to this Segment’s operating profit in the first six months.

     Net sales in the International Coatings Segment increased 22.5% to $93.3 million in the quarter and 21.1% to $184.7 million in the first six months. Net sales increases in local currencies of 9.7% in the quarter and 11.7% in the first six months were enhanced by the impact of favorable currency exchange rates that further increased sales in U. S. dollars. The sales increases in local currencies were due primarily to volume gains in South America and selling price increases. The International Coatings Segment operating profit improved to $3.3 million from $1.3 million in the quarter and increased to $7.3 million from $6.0 million in the first six months. The improvements in the operating profit from last year were due primarily to increased sales, favorable currency exchange rates and improved operating efficiencies related to additional manufacturing volume which were partially offset by significant cost increases of many raw materials.

     The Company acquired 1,000,100 shares of its common stock through open market purchases during the quarter and had remaining authorization at June 30, 2005 to purchase 6,722,900 shares.

     Commenting on the second quarter results, Christopher M. Connor, Chairman, President and Chief Executive Officer, said, “We are pleased that we were able to increase our diluted net income per share an additional $.21 per share in the quarter for a total of $.44 per share increase year-to-date in spite of continuing higher raw material costs. Though significant raw material cost increases continue to adversely impact our gross margins, the implementation of certain price increases and tight control over expenses will support our continued earnings improvement. The Duron and Paint Sundry Brands acquisitions continue to have a favorable impact on both net sales and operating profit.

     “We are encouraged by the strong architectural paint sales in our Paint Stores Segment that continue to mitigate much of the significant raw material cost increases. We remain concerned about the sluggish paint sales in the Consumer Segment and the negative impact on margins of raw material costs. Although the Consumer Segment’s operating profit felt the impact of reduced gross margins during the quarter, we continue to be optimistic that this Segment will manage through raw material cost increases and improve sales. We are encouraged by the steady improvements in sales and operational performance of our Automotive Finishes and

International Coatings Segments.

     “We anticipate achieving a mid-teens percentage increase in third quarter consolidated net sales over last year’s third quarter. With sales at that level, we expect diluted net income per common share for the third quarter to be in the range of $1.06 to $1.10 per share compared to $.92 per share last year. We expect consolidated net sales in the fourth quarter will increase in the more moderate high single digit range over last year as we annualize the Duron and Paint Sundry Brands acquisitions. We expect fourth quarter profit before taxes to be up relative to last year’s fourth quarter but diluted earnings per share will be down slightly from last year’s $.57 per share due to a significantly higher tax rate in the fourth quarter 2005 compared to the fourth quarter 2004. The effective tax rate for the full year 2005 will be slightly below the rate for the full year 2004. We anticipate that the percentage increase in our annual consolidated net sales for 2005 will be in the mid-to-high-teens over 2004 and, with annual sales at that level, we anticipate diluted net income per common share for the year 2005 in the range of $3.20 to $3.30 per share compared to $2.72 per share earned in 2004.”

     The Company will conduct a conference call to discuss its financial results for the second quarter and first six months, and its outlook for the third quarter, fourth quarter and full year 2005, at 11:00 a.m. ET on July 21, 2005. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast, please go to the Sherwin-Williams website, http://www.sherwin.com, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on “webcast” following the reference to the July 21st release. For those who cannot listen to the live webcast, an archived replay will be available at http://www.sherwin.com beginning approximately two hours after the call ends. The archived replay will be available until Monday, August 1, 2005 at 5:00 p.m. ET.

     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
Thousands of dollars, except per share data	2005	2004	2005	2004
Net sales	$1,965,358	$1,617,955	$3,503,903	$2,937,476
Cost of goods sold	1,127,192	896,538	2,004,963	1,644,433
Gross profit	838,166	721,417	1,498,940	1,293,043
Percent to net sales	42.6%	44.6%	42.8%	44.0%
Selling, general and administrative expenses	593,063	514,403	1,134,660	998,949
Percent to net sales	30.2%	31.8%	32.4%	34.0%
Interest expense	13,556	9,365	25,520	18,752
Interest and net investment income	(662)	(1,231)	(1,761)	(2,541)
Other expense — net	12,641	3,706	13,310	3,527

Income before income taxes and minority interest	219,568	195,174	327,211	274,356
Income taxes	65,647	68,311	89,756	96,025
Minority interest	700	425	940	425

Net income	$153,221	$126,438	$236,515	$177,906

Net income per common share:
Basic	$1.12	$0.89	$1.71	$1.26
Diluted	$1.08	$0.87	$1.66	$1.22
Average shares and equivalents outstanding — basic	137,263,048	141,540,368	137,972,218	141,669,734

Average shares and equivalents outstanding — diluted	141,490,236	145,904,892	142,447,833	145,550,639

Additional information regarding the Company’s financial results can be found on the Internet at “www.sherwin.com”, click on Press Room, then choose Corporate Press Releases in the Corporate Information box.